Exhibit 3.1

ARTICLES OF INCORPORATION OF ENSYNC, INC., AS AMENDED

These Articles of Incorporation are executed by the undersigned for the purpose of forming a Wisconsin corporation under Chapter 180 of the Wisconsin Statutes:

ARTICLE I

The name of the corporation is EnSync, Inc.

ARTICLE II

The period of existence of the corporation shall be perpetual.

ARTICLE III

The corporation is authorized to engage in any lawful activity for which corporations may be organized under Chapter 180 of the Wisconsin Statutes.

ARTICLE IV

The aggregate number of shares which the corporation shall have the authority to issue, the designation of each class of shares, the authorized number of shares of each class and the par value thereof per share shall be as follows:

Class	Number of Shares Authorized	Par Value Per Share

Common Stock	One Hundred Fifty Million (150,000,000)	One Cent ($.01)

Preferred Stock	Ten Million (10,000,000)	One Cent ($.01)

The preferences, limitations and relative rights of shares of each class and the authority of the Board of Directors of the corporation to create and to designate series of Preferred Stock and to determine the preferences, limitations and relative rights as between series shall be as follows:

A.           Common Stock.

1.           Voting.  Except as otherwise provided by law and except as may be determined by the Board of Directors of the corporation with respect to shares of Preferred Stock as provided in Section B, below, only the holders of shares of Common Stock shall be entitled to vote for the election of directors of the corporation and for all other corporate purposes. Except as otherwise provided by law, upon any such vote, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such shareholder.

2.           Dividends.  Subject to the provisions of paragraph (2) of Section B, below, the holders of Common Stock shall be entitled to receive such dividends as may be declared thereon from time to time by the Board of Directors of the corporation, in its discretion, out of any funds of the corporation at the time legally available for payment of dividends.

3.           Liquidation.  In the event of the voluntary or involuntary dissolution, liquidation or winding up of the corporation, after there have been paid to or set aside for the holders of shares of Preferred Stock the full preferential amounts, if any, to which they are entitled as provided in paragraph (3) of Section B, below, the holders of outstanding shares of Common Stock shall be entitled to share ratably, according to the number of shares held by each, in the remaining assets of the corporation available for distribution.

4.           Without regard to any other provision of these Articles of Incorporation, each five (5) shares of Common Stock issued and outstanding immediately prior to 11:59 p.m., central time, on the date of the filing of this Amendment shall be and is hereby automatically reclassified and changed (without any further act) into one fully-paid and nonassessable share of Common Stock, without increasing or decreasing the par value of the Common Stock, the amount of stated capital or paid-in surplus of the Corporation; provided that no fractional shares shall be issued to shareholders as a result of the foregoing reclassification and that in lieu thereof the Corporation shall pay to any shareholder otherwise entitled thereto an amount in cash equal to the product of the closing sales price of the Common Stock on NYSE MKT on the date of the filing of this Amendment and the amount of the fractional share.

Each registered holder of certificated or uncertificated shares, upon the effective date of this Amendment may surrender each share of the currently issued and outstanding Common Stock of the Corporation or request the Corporation to exchange such shares held for (i) one (1) fully-paid and nonassessable share of Common Stock for each five (5) shares of Common Stock surrendered for exchange and (ii) any cash payment for fractional shares resulting from such reclassification as contemplated above.

Until so surrendered for exchange, the outstanding stock certificates and uncertificated shares theretofore evidencing shares of issued and outstanding Common Stock of the Corporation shall be deemed for all corporate purposes to evidence ownership of the number of shares of the Common Stock which the holder thereof would be entitled to receive upon its surrender.

B.           Preferred Stock.

1.           Series and Variations Between Series.  The Board of Directors of the corporation is authorized, to the fullest extent permitted under the Wisconsin Business Corporation Law and the provisions of this Section B, to provide for the issuance of the Preferred Stock in one or more series, each of such series to be distinctively designated, and to have such voting rights, redemption or conversion rights, dividend or distribution rights, preferences with respect to dividends or distributions, or other preferences, limitations or relative rights as shall be provided by the Board of Directors of the corporation consistent with the provisions of this Article IV.  The Board of Directors of the corporation, unless otherwise provided when the series is established, may increase or decrease the number of shares of any series, provided that the number of shares of any series shall not be reduced below the number of shares then outstanding.

2.           Dividends.  Before any dividends (other than a dividend payable solely in Common Stock) shall be paid or set apart for payment upon shares of Common Stock, the holders of each series of Preferred Stock shall be entitled to receive dividends at the rate (which may he fixed or variable) and at such times as specified in the particular series, if any. The holders of shares of Preferred Stock shall have no rights to participate with the holders of shares of Common Stock in any dividends in excess of the preferential dividends, if any, fixed for such Preferred Stock.

3.           Liquidation.  In the event of liquidation, dissolution or winding up (whether voluntary or involuntary) of the corporation, the holders of shares of Preferred Stock shall be entitled to be paid the full amount payable on such shares upon the liquidation, dissolution or winding up of the corporation fixed by the Board of Directors with respect to such shares, if any, before any amount shall be paid to the holders of the Common Stock.

ARTICLE V

The registered office of the corporation is located at 788 North Water Street, in the City of Milwaukee, Milwaukee County, Wisconsin 53282 and the name of its registered agent at such address is John A. Dickens.

ARTICLE VI

The number of directors shall be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors then in office, but shall not be less than three. The directors shall be divided into three classes, designated Class I, Class II, and Class III, and the term of directors of each class shall be three years; provided, however, that the initial term of Class I directors shall expire at the first annual shareholders’ meeting after October 30, 2004, the initial term of Class II directors shall expire at the second annual shareholders’ meeting after October 30, 2004 and the initial term of Class III directors shall expire at the third annual shareholders’ meeting after October 30, 2004. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. If the number of directors is changed by resolution of the Board of Directors pursuant to this Article VI, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be duly elected and shall quality except where a director is removed or resigns as a director prior to that date.

ARTICLE VII

The name and address of the incorporator is John A. Dickens, 788 North Water Street, Milwaukee, WI 53282.

ARTICLE VIII

Notwithstanding any provision of these Articles of Incorporation, these Articles of Incorporation may he amended, altered or repealed, and new Articles of Incorporation may be enacted, only if not less than three-quarters of the shares of common stock of the Corporation cast at a meeting of shareholders duly called for such purpose favor such action.

ARTICLE IX

Notwithstanding any other provision of these Articles of Incorporation or the Corporation’s By-Laws, the Corporation’s By-Laws may be amended, altered or repealed, and new By-Laws may be enacted, only if not less than three-quarters of the shares of common stock of the Corporation cast at a meeting of shareholders duly called for such purpose favor such action. The Board of Directors may not amend, alter, repeal the Corporation’s By-Laws, or enact new By-Laws; provided, however, the Board of Directors may propose to the shareholders that the Corporation’s By-Laws be amended, altered or repealed, or that new By-Laws be enacted.